Exhibit 10.1

FIRST AMENDMENT

TO THE

PRUDENTIAL SUPPLEMENTAL RETIREMENT PLAN

(As amended and restated effective as of January 1, 2009)

(Amending to reflect QSERP Benefits payable to eligible participants under

The Prudential Merged Retirement Plan, as amended effective June 30, 2012)

Purpose and Background

A.	The Prudential Supplemental Retirement Plan (“Supplemental Plan”) was amended and restated effective as of January 1, 2009, to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”).

B.	Pursuant to Resolutions adopted at a meeting on October 11, 2011, by the Compensation Committee (“Compensation Committee”) of the Board of Directors of The Prudential Insurance Company of America (“Prudential”), the Senior Vice President of Corporate Human Resources of Prudential (the “SVP”) has been directed and authorized to prepare and execute an amendment to The Prudential Merged Retirement Plan (“Merged Retirement Plan”) providing an additional benefit to eligible participants who also participate in the Supplemental Plan to the extent, and in an amount that is, in the opinion of the SVP, no more than the maximum amount that is allowable under the Internal Revenue Code governing qualified plans, is administratively practicable and, when aggregated with previously accrued benefits, would not result in a total accrued benefit being provided to an eligible participant in excess of the accrued benefits that would be provided under the Merged Retirement Plan and the Supplemental Plan as they existed prior to amendment.

C.	The SVP, on behalf of Prudential, has executed an amendment effective June 30, 2012, to the Merged Retirement Plan providing for an additional benefit to certain eligible participants in the Prudential Traditional Retirement Plan and the Prudential Cash Balance Plan.

D.	Pursuant to the Resolutions adopted by the Compensation Committee, the SVP is also authorized and directed to prepare and execute an amendment to the Supplemental Plan reflecting the changes made to the Merged Retirement Plan that affect the Supplemental Plan.

E.	The SVP, on behalf of Prudential, desires to amend the Supplemental Plan effective June 30, 2012, in accordance with the authorization provided by the Compensation Committee.

Resolution

Effective June 30, 2012, the Supplemental Plan is hereby amended as follows:

1.	Article I of the Supplemental Plan is amended by adding the following new defined term to the end thereof:

“QSERP	Benefits” means:

(a)	with respect to a Participant covered under the Prudential Traditional Retirement Plan, the benefits payable under such plan that are referenced in Section 2.02(e)(3) hereof; and

(b)	with respect to a Participant covered under the Prudential Cash Balance Plan, the benefits payable under such plan that are referenced in Section 2.02(e)(4) hereof.

2.	Section 2.02(e) of the Supplemental Plan is restated in its entirety to read as follows:

(e)	Hypothetical Total Benefit. Such Participant’s hypothetical retirement benefits that would be payable under the Retirement Plan: (1) without regard to the limit on compensation imposed by Code section 401(a)(17) (as reflected in the applicable provisions of the Retirement Plan); (2) without regard to the limits on benefits imposed by Code section 415(b) (as reflected in the applicable provisions of the Retirement Plan); (3) without regard to the “QSERP Accrued Amount” under subsection 806(a)(ii) or (iii) of the Prudential Traditional Retirement Plan, the “QSERP Pension Formula Amount” under subsection 806(b)(ii) or (iii) of the Prudential Traditional Retirement Plan, and the “QSERP Enhanced Pension Benefit” under Section 2804(b) or (c) of the Prudential Traditional Retirement Plan (or any other amount determined with reference to them); (4) without regard to the “QSERP Credit Account” as defined in Section 3.1(e) of the Prudential Cash Balance Plan, the “QSERP Accrued Amount”, the “QSERP Enhanced Pension Benefit”, and the “QSERP Pension Formula Amount” in Section 1.47 of the Prudential Cash Balance Plan (or any other amount determined with reference to them); (5) by including as pensionable Earnings the amount of the deferred compensation under the Deferred Compensation Plan and the Prudential Supplemental Employee Savings Plan that would, but for the deferral of payment, constitute pensionable Earnings under the Retirement Plan (including such compensation that would have constituted Earnings had it not exceeded the limit on compensation imposed by Code section 401(a)(17) and determined without regard to the limits on benefits imposed by Code section 415(b)); and

3.	Article II of the Supplemental Plan is amended by adding the following new Section 2.03, entitled “QSERP Benefits” to the end thereof:

2.03 QSERP Benefits.

(a)	In accordance with Section 2.02 above, the amount of the Supplemental Benefits payable to a Participant under the Plan at the Determination Date shall be calculated to reflect the QSERP Benefits, if any, payable to such Participant as participant in the Retirement Plan; provided, however, that, pursuant to Section 1.409A-3(j)(5) of the Treasury Regulations:

(i)	Any reduction in the Supplemental Benefits payable to a Participant in the Plan shall not otherwise affect the time or form of payment of any Benefits payable to such Participant hereunder; and

(ii)	Any reduction in the Supplemental Benefits payable under the Plan shall not exceed the amount by which the amounts payable under the Retirement Plan are otherwise increased with respect to such Participant.

(b)	Notwithstanding any contrary provision contained in the Plan, if, in order to comply with the limitations in Section 415 of the Code, all or a portion of the QSERP Benefits otherwise payable to a Participant under the Retirement Plan are instead required to be paid to the Participant under the Plan, such Benefits shall be paid to the Participant in accordance with the time and form of payment provisions specified in the Plan.

4.	All capitalized terms not defined herein shall have the meanings ascribed to them in the Supplemental Plan.

5.	Except where otherwise expressly amended herein, the Supplemental Plan is ratified and confirmed and shall continue in full force and effect.

Date: June 27, 2012	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

/s/ SHARON C. TAYLOR
Sharon C. Taylor
Senior Vice President of
Corporate Human Resources

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